Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 (File No. 333-282444), as amended, of Guerrilla RF, Inc. (the "Company") of our report dated March 27, 2025, with respect to the consolidated financial statements of the Company. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ Forvis Mazars, LLP

Tysons, Virginia

April 17, 2025